CERTIFICATE OF AMENDMENT
                    ARTICLES OF INCORPORATION
                                OF
                  SAINT ANDREWS GOLF CORPORATION

     SAINT ANDREWS GOLF CORPORATION, a Nevada corporation (the "Corporation"), hereby certifies to the Nevada Department of State, as follows:

     FIRST: That the Board of Directors of the Corporation, by unanimous written consent dated July 11, 1996, with respect to Article IV, in lieu of meetings of such Board, adopted resolutions approving, proposing and declaring advisable, in the form of this Amendment to the Articles of Incorporation, the following amendment to the Articles of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED:  That the Articles of Incorporation be amended as follows:

     ARTICLE IV shall be and hereby is amended to provide:

          (d) There is hereby established a series of Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock," par value $.001 per share. The number of shares of this series of Convertible Preferred Stock shall be 500,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

          1.   Dividend Provisions.  None.

          2.   Liquidation Preference.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series A Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $10.00. If the assets and funds to be distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed among the holders of the Series A Convertible Preferred Stock in proportion to the aggregate preferential amount of all shares of Series A Convertible Preferred Stock held by them. After payment has been made to the holders of the Series A Convertible Preferred Stock, the holders of the Common Stock shall be entitled to share ratably in the remaining assets on the basis of the number of shares of Common Stock held by them at the time of such liquidation.

               (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the Corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stock-holders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

          3. Conversion. The Series A Convertible Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions (the "Conversion Rights"):

               (a) Option to Convert. Commencing immediately, holders of the Series A Convertible Preferred Stock shall have the right to convert all or a portion of their shares into shares of Common Stock at any time or from time to time upon notice to the Corporation on the terms and conditions set forth herein prior to the date fixed for redemption of such shares.

               (b) Mechanics of Conversion. Upon the election of a holder of the Series A Convertible Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series A Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his preferred stock to common stock. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.

               (c) Conversion Ratio. Each share of Series A Conver-tible Preferred Stock may be converted into one (1) fully paid and nonassessable share of Common Stock (except as adjusted pursuant to paragraph 3(d) below). In the event that upon conversion of shares of Series A Convertible Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

               (d) Adjustment of Conversion Rate. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a subdivision of the outstanding Common Stock and not effect a corresponding subdivision of the Series A Convertible Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

              (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reor-ganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

               (f)  Reservation of Stock Issuable Upon Conversion.
     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          4. Status of Converted or Reacquired Stock. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

          5. Voting Rights. Each share of Series A Convertible Preferred Stock shall entitle the holder to one (1) vote and with respect to each such vote, a holder of shares of Series A Conver-tible Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock together as a single class.

          6. Redemption Provisions. To the extent permitted under the Nevada Business Corporation Act, shares of the Series A
     Convertible Preferred Stock are redeemable as follows:

               (a) Redemption at Option of Corporation. In the event that the Corporation has $1,000,000 of pre-tax income for a fiscal year according to the audited year-end financial statements, or if the closing bid price of the Corporation's common stock for twenty consecutive trading days equals or exceeds $15.00, the Corporation may redeem shares of Series A Convertible Preferred Stock. If fewer than all of the outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine.

               (b) Redemption Price. The redemption price per share under this Section 6 shall be Ten Dollars ($10.00) per share.

               (c) Notice of Redemption. Notice to the holders of shares of Series A Convertible Preferred Stock to be redeemed shall be given not earlier than 60 days nor later than 30 days before the date fixed for redemption. The notice of redemption to each stockholder whose shares of Series A Convertible Preferred Stock are to be redeemed shall specify the number of Series A Convertible Preferred Stock of such stockholder to be redeemed, the date fixed for redemption and the redemption price at which shares of Series A Convertible Preferred Stock are to be redeemed, and shall specify where payment of the redemption price is to be made upon surrender of such shares, shall state the conversion rate then in effect, and that the Conversion Rights of such shares shall cease and terminate at the close of business on the date fixed for redemption.

          7. Notices. Any notice required to be given to holders of shares of Series A Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address.

     SECOND: This Amendment to the Articles of Incorporation effected herein is authorized by the vote of the Board of Directors on July 11, 1996.

     THIRD: The amendments effected herein were duly adopted in accordance with the applicable provisions of NRS 78.385.

     IN WITNESS WHEREOF, Saint Andrews Golf Corporation has caused this ertificate of Amendment to be signed and acknowledged by its President and Secretary this 26th day of July, 1996.

                              SAINT ANDREWS GOLF CORPORATION
ATTEST:

/s/ Ron Boreta                By/s/ Ron Boreta
Ron Boreta, Secretary           Ron Boreta, President


STATE OF NEVADA     )
                    ) ss.
COUNTY OF CLARK     )

     I, John Clark, a Notary Public, hereby certify that on the 26th day of July, 1996, personally appeared before me Ron Boreta, who being by me first duly sworn, declared that he signed the foregoing document as President and Secretary of the corporation named therein and that they were each above the age of eighteen years and that the statements contained therein are true and correct to the best of their knowledge and belief.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                              /s/ John Clark
                              Notary Public
[ S E A L ]
                              My commission expires: June 4, 2000